                                                                   Exhibit 10.10

                   DEVELOPMENT, LICENSE AND HOSTING AGREEMENT

     THIS DEVELOPMENT, LICENSE AND HOSTING AGREEMENT (this "Agreement") is made as of September 9, 2001 (the "Effective Date"), by and between American Airlines, Inc., a Delaware corporation with its principal offices in Fort Worth, Texas ("AA"), and Orbitz LLC, a Delaware limited liability company with offices in Chicago, Illinois ("Orbitz").

1.   DEFINITIONS

     The terms defined in this Section or elsewhere in this Agreement may be used in the singular or plural, as the context requires.

     1.1 "AA-COMPETITIVE FUNCTIONALITY" means those portions of the AA-Specific Functionality that prior to the development of such functionality are designated as "AA-Competitive Functionality" either in writing by mutual agreement of the parties or otherwise in accordance with Section 4.2 of this Agreement.

     1.2 "AA INFORMATION" means booking information and other personally identifiable information supplied by AA customers to Orbitz and any other trade secret or confidential information supplied by AA to Orbitz under this Agreement.

     1.3 "AA-SPECIFIC FUNCTIONALITY" means that portion of the Orbitz Software functionality that is made the subject of any Statement of Services or Change Order and developed pursuant to this Agreement.

     1.4 "AFFILIATE" means, with respect to any entity, any other entity directly or indirectly controlling or controlled by, or under common control with, such entity. For purposes of this definition, "control" (including the terms "controlled by" and "under common control with") means the power, directly or indirectly, to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract, or otherwise. When used in this Agreement, the term "party" includes such party's Affiliate.

     1.5 "AIRLINE PARTNER" means any entity that has a codeshare, frequent flyer alliance, or other similar marketing relationship with AA and/or its Affiliates.

     1.6 "CLAIM" means a third-party claim, demand, proceeding, suit or action.

     1.7 "COMPETITOR" means any passenger or cargo air transportation carrier, Global Distribution System ("GDS"), or Computer Reservation System ("CRS") company.

     1.8 "CHANGE REQUEST" means the form set forth as Exhibit A that will be used to request any modification of or addition to the Core Functionality, the AA-Specific Functionality, or the Services obligations.

     1.9 "CONFIDENTIAL INFORMATION" has the meaning given to that term in Exhibit G.

     1.10 "CORE FUNCTIONALITY" means that portion of the Orbitz Software functionality (and any Updates thereto) that is not AA-Specific Functionality and that is used by Orbitz to provide the Hosting and Support Services, including without limitation the functionality identified in Exhibit B.

     1.11 "CUT-OVER DATE" means, (a) with respect to a merger or acquisition, the date the transactions of the newly merged or acquired entity are first booked, including, but not limited, to code sharing transactions, using the Orbitz Software, and (b) with respect to a Divestiture Transaction, the date following the effective date of such Divestiture Transaction on which transactions associated therewith cease to be booked via the Orbitz Software.

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     1.12 "DATALEX SOFTWARE" means the software, if any, that is licensed by Datalex Limited to Orbitz that Orbitz embeds in or otherwise uses as part of the Orbitz Software, including but not limited to the booking software product known as BookIt!.

     1.13 "DELIVERABLES" means the Orbitz Software, including but not limited to the Core Functionality, the AA-Specific Functionality, and the related Documentation, that Orbitz has agreed to deliver or make available to AA pursuant to this Agreement (including any Statement of Services or any Change Request accepted in accordance with Section 7.2 of this Agreement).

     1.14 "DELIVERY DATE" means the date that the parties have specified for the delivery of the Orbitz Software, as set forth in Exhibit C and as may be amended by mutual written agreement.

     1.15   "DIVESTITURE TRANSACTION" has the meaning given to that term in
Section 6.3(d).

     1.16 "DOCUMENTATION" means the user manuals, technical material and maintenance, and support documentation that Orbitz delivers to AA and that are related to the use and operation of the Orbitz Software.

     1.17 "HOSTING AND SUPPORT FEE" means a fee to be paid by AA to Orbitz on an annual basis as specified in Section 6.2 and Exhibit D in consideration for the Hosting and Support Services.

     1.18 "FUTURE DEVELOPMENT SERVICES" means the Requirements definition, design and development services, other than Initial Development Services, that Orbitz and AA agree Orbitz will provide to AA, either directly or though Subcontractors, pursuant to this Agreement.

     1.19 "HOSTING AND SUPPORT SERVICES" means the hosting, implementation, maintenance, support, construction, testing, installation and initial implementation services that Orbitz has agreed hereunder to provide to AA, either directly or though Subcontractors, pursuant to this Agreement, including
Article 5 and Exhibit D.

     1.20 "INITIAL DEVELOPMENT SERVICES" means the Requirements definition, design and development services that Orbitz and AA have agreed Orbitz will provide to AA on or before the Delivery Date, either directly or though Subcontractors, pursuant to this Agreement.

     1.21   "INITIAL INSTALLMENT" has the meaning given to that term in
Section 6.5 of this Agreement.

     1.22 "LABOR RATE" means the hourly rate which is calculated by dividing the annual employment-related direct costs incurred by a party for any employee performing services under this Agreement by 2,080 hours.

     1.23 "LAUNCH DATE" means such date after acceptance by AA of the Orbitz Software, as agreed upon by the parties, on which the Website will be made available to AA customers.

     1.24 "LOSS" means any liability, obligation, loss, damage, deficiency, penalty, tax, levy, fine, judgment, settlement, cost, charge, expense, legal fee and disbursement, or accountants' fee disbursement.

     1.25 "MAXIMUM TRANSACTION VOLUME" means the number of Transactions for each one-year period following the Launch Date as specified in Exhibit D.

     1.26 "NOT-TO-EXCEED FEE ESTIMATES" mean the maximum fees chargeable for development of the AA-Specific Functionality, as specified in an Estimate in accordance with Section 4.2 of this Agreement.

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     1.27 "ORBITZ SOFTWARE" means the computer programs necessary to perform the functionality described in Exhibit B to this Agreement and any subsequent Statements of Services or Change Orders hereunder.

     1.28 "PROJECT MANAGERS" means the employees of AA and Orbitz, or their replacements, who will manage specific projects, take responsibility for project plans, timelines, and deployment of resources, and will serve as the primary interface points to the development team under this Agreement.

     1.29 "RELATIONSHIP MANAGERS" means the senior-level AA and Orbitz employees identified in Exhibit E, or their replacements, who will manage the relationship between AA and Orbitz and will serve as the single point of contact within either party responsible for communications and problem resolution.

     1.30 "REQUIREMENTS" means, with respect to any requested Deliverables, AA's written requirements therefor, including but not limited to the functional, business logic or Sabre/AA system specific rules or requirements necessary to develop and test such functionality.

     1.31 "SABRE-SPECIFIC CODE" means that portion of the Orbitz Software which is necessary to interface with, and receive hosting from, the Sabre GDS.

     1.32 "SCHEDULE" means the timetable for performing and completing the Initial Development Services, as set forth in Exhibit C. The Schedule will be integrated with AA's Fenix Master Schedule.

     1.33 "SERVICES" means the Initial Development Services, the Hosting and Support Services and any other services that Orbitz agrees to provide to AA under this Agreement (including any Statement of Services or Change Order hereunder).

     1.34 "SPECIFICATIONS" means the functional and technical specifications of, as the case may be, the Core Functionality or the AA-Specific Functionality, including without limitation, the timeline for developing such functionality and procedures for developing testing criteria.

     1.35 "STATEMENT OF SERVICES" means a mutually executed document that describes a specific project, engagement, or assignment for which Orbitz will provide services to AA.

     1.36 "SUBCONTRACTORS" means the subcontractors that Orbitz engages to provide services under this Agreement.

     1.37   "TERM" has the meaning given to that term in Section 16.

     1.38 "THIRD PARTY COMPONENTS" means any third party software or hardware that Orbitz may include in the Orbitz Software or use to provide the Services.

     1.39 "TRANSACTION" means each instance in which (i) a request from a user of the Website results in creation of a new PNR (regardless of number in party and number of segments), or (ii) more than 50% of the number of segments in a previously-existing PNR are cancelled and a new itinerary produced for such PNR; provided, however, that the cancellation of 100% of the segments of a previously existing PNR without the creation of a new itinerary does not constitute a Transaction.

     1.40 "UPDATES" means any fix, correction, modification, upgrade, enhancement or other change to the Orbitz Software that Orbitz makes generally available from time to time during the Term.

     1.41 "WEBSITE" means a website residing on the World Wide Web portion of the Internet ("Web"), or any successor site(s) thereof, which AA then-currently uses as a primary channel for directly marketing to the public.

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2.   GENERAL

     2.1 ENGAGEMENT. Orbitz hereby agrees to provide AA, and AA hereby agrees to receive from Orbitz, the Initial Development Services and the Hosting and Support Services, pursuant to the terms and conditions of this Agreement. Orbitz will provide AA with dedicated resources to provide the Initial Development Services. Orbitz will commence performance of the Hosting and Support Services upon the Launch Date.

     2.2 SUBCONTRACTORS. Subject to the limitation contained in Section 8, Orbitz may subcontract its performance of the Services to one or more Subcontractors. Prior to performing any Services, each Subcontractor must execute a written agreement with Orbitz containing protections for AA's confidential information and proprietary rights at least as protective as the terms and conditions of this Agreement. Notwithstanding the foregoing, Orbitz may not engage any Subcontractor who is then-currently providing any services to a Competitor of AA without first obtaining AA's written approval.

     2.3    SCHEDULE.

            (a) Time is of the essence in the performance of the Initial Development Services. Orbitz will use its best efforts to perform the Initial Development Services to meet the Delivery Date.

            (b) During the course of performance of the Initial Development Services, AA and Orbitz may periodically modify the Schedule for mutual convenience. Any such modification will be effective only if expressly approved by both Relationship Managers pursuant to Section 7.

            (c) As of the Effective Date, the target Launch Date is March 15, 2002. In the event that AA pays the Initial Installment in advance of the Launch Date in accordance with Section 6.5 of this Agreement, and the Launch Date does not occur within seven months following the date of such payment, which delay is not caused or contributed to by Orbitz, then the parties will meet to discuss alternative solutions to address Orbitz's out-of-pocket costs, if any, associated with such delayed Launch Date.

     2.4 ANTICIPATED DELAYS. AA and Orbitz will immediately notify each other if either party anticipates a delay in performing the Initial Development Services according to the Schedule. Any such notice will identify the source and expected length of the delay and its potential impact on the Initial Development Services. Upon receipt of such notice, the Relationship Managers will promptly seek in good faith to determine the potential impact and take the steps that may be available to avoid or minimize the anticipated delay and its impact on the Schedule.

     2.5 FACILITIES. AA will provide Orbitz with access to those portions of AA's offices that Orbitz may reasonably require to perform the Services. Such access will be provided at mutually convenient times during AA's normal business hours, unless otherwise agreed by the Relationship Managers. While working at AA offices, the Orbitz employees and Subcontractors will adhere to AA's internal rules and regulations; provided such rules and regulations have been communicated to Orbitz.

3.   MANAGEMENT

     3.1 RELATIONSHIP MANAGERS. Each party will appoint a Relationship Manager to act as the primary point of contact between the parties with respect to this Agreement, and will designate an alternate for its primary Relationship Manager to act in his or her absence or unavailability. No modification of the Specifications or the Schedule will be effective unless expressly approved by the primary or alternate Relationship Managers of both parties pursuant to
Section 7. Each Relationship Manager will appoint Project Managers to manage specific projects under this Agreement. The Project Managers will serve as the primary interface points between the parties with respect to such projects.

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     3.2 STATUS REPORTS. The Orbitz Relationship Manager will provide the AA Relationship Manager with periodic status reports on Orbitz's progress during the performance of the Initial Development Services. Each status report will describe (a) the tasks performed since the prior status report, (b) the tasks performed as compared to the tasks scheduled, (c) the tasks to be performed during the next period and (d) any actual or anticipated problems or delays that may have arisen in the Schedule. Prior to the Launch Date, the Relationship Managers will meet at least once per month to discuss the status of the Initial Development Services. Following the Launch Date, the Relationship Managers will meet at least once per quarter to discuss the Hosting and Support Services.

     3.3 PROJECT PROBLEMS. In the event of any actual or potential problem or delay in the Initial Development Services or the Hosting and Support Services, the Relationship Managers will discuss the relevant sources, possible remedies and potential impact on the Initial Development Services or the Hosting and Support Services at the next scheduled status meeting or, at either Relationship Manager's request, an emergency meeting. To assist in such discussions, each Relationship Manager may invite any applicable Project Managers or other persons to the scheduled or emergency meeting. If a modification of the Specifications or the Schedule is required as a result of the problem or delay, the Relationship Managers will follow the procedures specified in Section 7.

4.   DEVELOPMENT

     4.1    INITIAL DEVELOPMENT SERVICES.

            (a)     Specifications.

                    (i) Orbitz will provide AA with (A) Specifications for the Core Functionality identified in Exhibit B that will be available on the Delivery Date and (B) dedicated resources to assist AA in determining the AA-Specific Functionality necessary to implement the Orbitz Software. AA will thereafter provide Orbitz with a definitive list of the requested Deliverables, along with any Requirements therefor, within any time period set forth in the Schedule.

                    (ii) Orbitz will, within the time period set forth in the Schedule, review the Requirements described in the preceding subsection and provide AA with (A) Specifications for the Deliverables, (B) a Not-To-Exceed Fee Estimate for the development of any requested AA-Specific Functionality, and (C) a non-binding fee estimate for the development of any requested AA-Competitive Functionality. The Specifications will include procedures for developing mutually acceptable, objective criteria for testing the Deliverables and any applicable requirements specifying the physical locations where development will occur.

                    (iii) Following receipt of the Specifications, the Not-To-Exceed Fee Estimate and the non-binding fee estimate described in the preceding subsection, within the time period set forth in the Schedule AA will provide Orbitz with written verification of which portions of the Deliverables AA requests that Orbitz develop. Thereafter, AA and Orbitz will use reasonable commercial efforts to agree upon the prioritization of the functionality to be included in the Deliverables by the date set forth in the Schedule, including the Core Functionality, the AA-Specific Functionality, and any other Initial Development Services.

            (b) Deliverables. Upon the parties' mutual agreement of the prioritization of the Specifications in accordance with Section 4.1(a)(iii), Orbitz will provide AA with dedicated resources to support the development of the Deliverables. Orbitz will develop the Deliverables requested by AA in accordance with the development milestone dates set forth in the Schedule. Sabre-Specific Code will be considered AA-Specific Functionality, for which AA will pay any applicable License and Development Fees in accordance with this Agreement; provided, however, that at such time that Orbitz makes Sabre-Specific Code available to, or uses Sabre-Specific Code for the benefit of, any Competitor hosted in a Sabre GDS, any subsequent development of Sabre-Specific Code will be considered Core Functionality, the development of which is not chargeable to AA. When Orbitz has satisfactorily completed coding and

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testing of the Deliverables, Orbitz will: (i) notify AA, (ii) provide the Orbitz test results to AA, and (iii) make such Deliverables available to AA for acceptance testing.

     4.2 FUTURE DEVELOPMENT SERVICES. Subject to Section 4.8, after the Launch Date, AA may from time to time during the Term request that Orbitz develop additional AA-Specific Functionality by submitting a Statement of Services listing the requested AA-Specific Functionality and any Requirements therefor. Orbitz will promptly review such Requirements and provide AA with (a) Specifications for such AA-Specific Functionality; (b) a Not-To-Exceed Fee Estimate for the development of such AA-Specific Functionality, including a non-binding fee estimate for the development of any AA-Competitive Functionality; (c) in the event Orbitz does not agree to designate any requested AA-Competitive Functionality as such, a written statement indicating such denial; and (d) an estimated timetable for commencement and completion of such additional AA-Specific Functionality (collectively, the "Estimate"). Orbitz will use commercially reasonable efforts to ensure that the Estimate is based on assumptions and data that are realistic, reasonable and attainable. The Specifications will include procedures for developing mutually acceptable, objective criteria for testing the AA-Specific Functionality and any applicable Requirements specifying the physical locations where development will occur. In the event AA elects to proceed with such development in accordance with the Estimate, Orbitz will take all reasonable steps to make available to AA sufficient resources to fulfill the request. In the event any aspect of the Estimate is not reasonably suitable to AA, Orbitz will allow AA to fund dedicated Orbitz resources to fulfill such request, with such efforts being provided at the rates set forth in Section 6.1(b) of this Agreement, provided that such funding commitment is for a duration of not less than six months for each such dedicated resource.

     4.3    ACCEPTANCE TESTING.

            (a) Following receipt of Orbitz's notice that a Deliverable is ready for acceptance testing, AA will test the Deliverable within the time period set forth in the Schedule (the "Test Period") to determine whether the Deliverable substantially conforms to the Specifications. AA's acceptance testing will include unit testing, system testing within the total Orbitz Software solution, and AA.com site integration testing. If AA determines after such acceptance testing that a Deliverable substantially conforms to the Specifications, AA will accept such Deliverable and provide Orbitz with notice that the Deliverable is accepted. Acceptance of a Deliverable will occur on the later to occur of (i) the date AA successfully completes acceptance tests demonstrating that the Deliverable substantially conforms to the acceptance criteria specified in the applicable Statement of Services and AA issues a written notice of acceptance, or (ii) ten days after the end of the Test Period.

            (b) If a Deliverable fails to substantially conform to the Specifications, AA will provide Orbitz with a written report of the non-conformity, within ten days after the end of the Test Period, specifying such non-conformity in reasonable detail. Upon receipt of a non-conformity report, Orbitz will either correct and resubmit the Deliverable for re-testing within ten days of AA's notice of non-conformance, or as otherwise set forth in the Schedule or, if Orbitz reasonably believes that such reported non-conformity is actually a modification from the agreed upon Specifications, Orbitz will notify AA that such reported non-conformity is actually a Change Request, to be handled pursuant to Section 7. In the event that a Deliverable fails to pass acceptance testing and the failure is due to causes outside the control of Orbitz, Orbitz agrees to use its commercially reasonable efforts to make its personnel available to provide assistance to help resolve the problem; such assistance to be chargeable as Initial Development Services.

     4.4 FAILURE TO DELIVER CONFORMING SOFTWARE. In the event that Orbitz fails to deliver Deliverables substantially in conformance with the Specifications, including the Requirements, within 30 days of the Delivery Date, then AA will not be charged for any development efforts performed by Orbitz or its Subcontractors following such 30 day period with respect to that non-conforming Deliverable. In the event that Orbitz fails to deliver Deliverables that are substantially in conformance with the Specifications within 90 days of the Delivery Date, AA will have the option, at its sole discretion, to either (a) terminate this Agreement, receive a refund of all the License and Development Fees paid to Orbitz and be released from any further payment obligation under this Agreement, including payment of the remaining [***]% of the

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Fixed Hosting and Support Fee described in Section 6.2; (b) issue a partial acceptance of the Deliverables and obtain a refund of any portion of the License and Development Fees previously paid for any rejected Deliverables, including fees paid for any other previously accepted Deliverables rendered unusable due to the rejected Deliverables; or (c) extend the Delivery Date while reserving its right to revoke acceptance pursuant to options (a) and (b) above if corrections to the defective Deliverables are not completed in a timely manner. In the event AA elects to issue a "partial acceptance" or extends the Delivery Date pursuant to (b) or (c) above, AA will not be charged for any subsequent development services performed by Orbitz or its Subcontractors required to complete such Deliverables. The remedies available to AA under this Section 4.4 will only apply to the extent that AA, including its subcontractors, has not caused or contributed to the delay.

     4.5 INSTALLATION AND INTEGRATION. Orbitz will be responsible for the design, construction, installation and implementation of the Orbitz Software on its servers or servers under its control. Upon implementation, Orbitz will provide AA with all supporting documentation for the Orbitz Software as set forth in the Specifications. Orbitz will not be responsible for any integration services or for converting or loading any AA data into the Orbitz Software, unless otherwise agreed in a Statement of Services or pursuant to the Change Control Procedures.

     4.6 INTERFACE TO SABRE. With respect to any connectivity interface that is required under any Specifications, the parties acknowledge that Orbitz's obligations to develop such connectivity interface is expressly dependent upon the cooperation of Sabre and AA. Any such development, to the extent performed by Orbitz, will be deemed AA-Specific Functionality for purposes of this Agreement, and Orbitz will be solely responsible for the maintenance, support and operation of such development. AA will provide Orbitz with any and all information and assistance reasonably requested by Orbitz to develop and maintain a connectivity interface with Sabre. Orbitz agrees that it will use commercially reasonable efforts to cooperate with Sabre for all purposes in connection with this Agreement. Orbitz will not be responsible for any delay or failure to meet the Service Level Commitments specified in Exhibit F to the extent such delay or failure is (a) caused by or related to AA's or Sabre's failure to cooperate with Orbitz or to provide the information and assistance that Orbitz may reasonably request to develop and maintain the connectivity interface with Sabre, or (b) caused by or related to a failure in the Sabre system.

     4.7 LIMITATION. Orbitz will have no obligation to develop or provide any functionality (including without limitation, coding rules or logic) with respect to the Orbitz Software or the connectivity interface which is not specifically requested by AA or included in any Statement of Services, Specification or Change Order in accordance with this Agreement.

     4.8 FURTHER DEVELOPMENT. Each party agrees that development of an ongoing enhancement prioritization process is necessary to ensure that AA receives the requisite resources should any Competitor select an Orbitz solution. After the Delivery Date or upon completion of the Initial Development, whichever is later, Orbitz will provide development services to AA pursuant to the change control procedures set forth in Section 7. Any such subsequent development of additional AA-Specific Functionality is outside the scope of Orbitz's Hosting and Support Services obligations, and any such requests will be handled as a new Statement of Services or as a Change Request pursuant to
Section 7.

     4.9 ATTRIBUTION. Nothing in this Agreement will be deemed to require AA to provide attribution for Orbitz or any third party with respect to the Orbitz Software.

5.   HOSTING AND SUPPORT

     5.1 HOSTING. Following the Launch Date, during the Term Orbitz will implement and host the Orbitz Software for AA as part of the Website in accordance with this Article 5. Orbitz will be responsible for (a) host connectivity for the Orbitz Software, (b) all hardware and third-party licenses required to host the Orbitz Software that are identified in the Specifications for the Orbitz Software, (c) the routine business and administrative expenses incurred by Orbitz in hosting the Orbitz Software, and (d) development costs to provide a direct connection link to the host of the Website. Orbitz will host the

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Orbitz Software on servers located in Orbitz's primary hosting facility, unless AA approves or agrees to hosting in another location.

     5.2 SERVICE LEVELS. Orbitz will meet or exceed the service levels set forth in Exhibit F related to the Orbitz Software and performance of the Hosting and Support Services (the "Service Level Agreement"). AA will use commercially reasonable efforts to provide Orbitz with at least 24 hours advance notification of any marketing events that are expected to create an unseasonably high spike in the number of booking transactions. Orbitz will satisfy all reasonable requests by AA for information AA requires to properly evaluate the performance of Orbitz under this Agreement, including validating Orbitz's compliance with Exhibit F.

     5.3 SUPPORT. AA will perform all customer service related to, and will be responsible for the fulfillment of, all bookings made through the Website. Orbitz will provide second and third level technical support for the Orbitz Software twenty-four hours per day, seven days per week, in accordance with the second and third level support standards set forth in Exhibit F. At AA's request and expense, Orbitz will provide first level support for the Orbitz Software directly to AA customers for an additional fee. Such support will be provided pursuant to Orbitz's then-current first level support terms and conditions. Support will extend to, and be provided for, any Core Functionality or Updates thereto developed during the Term and the connectivity interface developed pursuant to Section 4.6.

     5.4 UPDATES. Orbitz will make available to AA all Updates to the Orbitz Software in a form which is compatible with the AA-Specific Functionality, and will use commercially reasonable efforts to provide such Updates to AA within 30 days of Orbitz's general release thereof. Such Updates will include third party licensor functionality incorporated into the Orbitz Software, to the extent permitted by Orbitz's agreements with its licensors. Notwithstanding the foregoing, in no event will AA be charged an additional fee for such Updates, unless otherwise agreed by AA. AA will have the right to refuse, or delay implementation of, any Updates if such Updates: (a) involve an additional third party license fee; (b) have been observed to cause performance problems or degradation; or (c) will cause AA to incur additional indirect costs (such as for related user interfaces) in order to implement the Update. If AA elects not to implement an Update pursuant to the preceding sentence, Orbitz will continue to provide support as described in Section 5.3 for the then currently installed version of the Orbitz Software. Orbitz will use commercially reasonable efforts to develop and release any Updates that are reasonably requested by AA to keep the air transportation booking aspects of the Core Functionality competitive with, and comparable to, similar products in the marketplace.

     5.5 OUT-OF-SCOPE SERVICES. Orbitz is not responsible for profile databases, Website presentation or design, ITA pricing services, shared use of other Orbitz partnerships, non-air functionality, customer service (unless otherwise agreed by the parties in writing), fulfillment, or any and all other services not specifically identified in this Agreement. The Orbitz Software does not include the ITA pricing engine and is for air transportation bookings only. In the event that AA obtains a license to the ITA pricing engine from ITA, Orbitz will provide AA with support to implement such functionality into the Orbitz Software. Any such support will be provided as a Change Request pursuant to Section 7, and the fee for such support will be calculated using Orbitz's Labor Rate. AA will negotiate the requisite license directly with ITA for such functionality, or such other future third party licensor, as the case may be.

6.   FEES AND PAYMENT

     6.1    LICENSE AND DEVELOPMENT FEES.

            (a) Initial Development Services. In consideration for the licenses granted by Orbitz hereunder and the Services related to development of the AA-Specific Functionality and AA-Competitive Functionality as part of the Initial Development Services performed by Orbitz personnel, AA will pay Orbitz a fee (the "License and Development Fee") for such Initial Development Services at the agreed upon rate of $[***], whether such Initial Development Services were performed prior to or after the Effective Date.

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            (b) Future Development Services. The License and Development Fee for Services related to development of AA-Specific Functionality (other than AA-Competitive Functionality) as part of the Future Development Services performed by Orbitz personnel will be calculated using Orbitz's Labor Rate. The License and Development Fee for Services related to development of AA Competitive Functionality as part of the Future Development Services performed by Orbitz personnel will be calculated using the then current market rates, as determined by the parties based upon rates then being charged by Orbitz or its Subcontractor (as the case may be) for similar services. AA will also reimburse Orbitz the actual costs (without markup) incurred for any third party professional services; provided, however, that Orbitz will notify AA of such third party rates in advance of performance of such services.

     6.2 FIXED HOSTING AND SUPPORT FEES. Following the Launch Date, Orbitz will perform the Hosting and Support Services for an annual Fixed Hosting and Support Fee, as set forth in Exhibit D.

     6.3    FIXED HOSTING AND SUPPORT FEE CHANGES.

            (a) In the event that either (i) the United States Department of Justice or the Department of Transportation initiate formal proceedings against Orbitz that result in the entry of a final, non-appealable judgment, or (ii) Orbitz enters into an agreement or consent decree with either such Department, that prohibits or restricts Orbitz' operation of its online booking site and such prohibition or restriction is reasonably expected to impact Orbitz' ability to host the Orbitz Software as contemplated by this Agreement, then AA will have the option to host, or engage a third party to host, the Orbitz Software without changing the other obligations of Orbitz set forth herein. In such event, the annual Fixed Hosting and Support Fee will be reduced by the cost incurred by AA to host, and establish and maintain the connectivity required to host, the Orbitz Software for each year (or portion thereof) remaining in the Term.

            (b) The parties acknowledge and agree that the pricing offered by Orbitz herein is based on AA's current and projected booking transaction volumes, based on internally generated growth. In the event that AA is a party, directly or indirectly, to (i) a merger, (ii) an acquisition of all or substantially all of the assets of a third party, (iii) an acquisition of the majority of the issued and outstanding voting stock of a third party by AA, or (iv) the acquisition of assets of a third party by AA, the result of any of which is an increase in AA's operations by more than [***]% (each, an "Acquisition Transaction"), and such Acquisition Transaction is reasonably expected to result in a Booked Volume Increase (as defined in Section 6.3(f)) of more than [***]%, then the annual Fixed Hosting and Support Fee will be increased (the "Fixed Hosting and Support Fee Increase") by an amount equal to (x) the increase in costs incurred by Orbitz due solely to the Booked Volume Increase, plus (y) [***]% of such costs; provided, however, that the Fixed Hosting and Support Fee Increase will not exceed an amount equal to the Booked Volume Increase percentage times the then current annual Fixed Hosting and Support Fee. One-twelfth (1/12) of the Fixed Hosting and Support Fee Increase will be added for each month remaining in the then current year of the Agreement, and for each subsequent year during the Term, to be effective as of the Cut-over Date and payable in accordance with the Fixed Hosting and Support Fee schedule.

            (c)     (Intentionally left blank).

            (d)     In the event that AA experiences, directly or indirectly,
(i) a merger or divestiture of substantially all of the assets of AA (defined as 30% or more of its operations), or (ii) divestiture of the majority of the issued and outstanding voting stock of AA (each, a "Divestiture Transaction") that is reasonably expected to result in a Booked Volume Decrease (as defined in Section 6.3(f)) of more than [***]%, then the annual Fixed Hosting and Support Fee will be decreased by an amount (the "Fixed Hosting and Support Fee Decrease") equal to the amount of such Booked Volume Decrease times the then-current Hosting and Support Fee (the "Hosting and Support Fee Decrease"); provided, however, that if Orbitz can establish that the costs incurred by Orbitz solely in connection with the Booked Volume Decrease will decrease by an amount (the "Cost Decrease") less than the Hosting and Support Fee Decrease, then the "Hosting and Support Fee Decrease will equal the Cost Decrease; provided, further, that in any event, the Hosting and Support Fee Decrease will not exceed the value of the Booked Volume Decrease percentage applied to then current Hosting and Support Fee. One-twelfth of the Fixed

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Hosting and Support Fee Decrease will be subtracted for each month remaining in the then current year of the Agreement and for each subsequent year during the Term, to be effective as of the Cut-over Date.

            (e) In the event that Datalex Software is not used by Orbitz to provide the Initial Development Services or Hosting and Support Services, the annual Fixed Hosting and Support Fee will be reduced by $[***] for each year (or portion thereof) remaining in the Term. In the event that any Datalex Software is used by Orbitz to provide the Initial Development Services or Hosting and Support Services, and the sublicense fee paid by Orbitz to Datalex is less than $[***], then the annual Fixed Hosting and Support Fee will be reduced by the amount of such fee reduction.

            (f) For purposes of this Section 6.3, "Booked Volume Increase" or "Booked Volume Decrease," will be calculated as (i) the difference between AA.com's average monthly Transactions during the first 90 days following the Cut-over Date and AA.com's average monthly Transactions during the 90 days immediately preceding the Cut-over Date, divided by (ii) AA.com's average monthly Transactions during the 90 days immediately preceding the Cut-over Date.

            (g) In the event that Orbitz, as the result of any cause other than superseding law or regulation, or court or government agency order, discontinues hosting, maintenance and/or support of the Orbitz Software, (i) the Fixed Hosting and Support Fee will thereafter be reduced by the greater of (A) the amounts shown on the following table, or (B) an amount equal to the cost incurred by AA to secure comparable replacement services, and (ii) Orbitz will refund to AA a prorated portion of the then-current quarter's Fixed Hosting and Support Fee, with such proration equal to one-twelfth of the reduced amount described in the foregoing clause, multiplied by the number of months remaining in the then-current contract quarter:

                    Discontinued Service              Percentage reduction in Fixed
                                                         Hosting and Support Fee
                         Hosting                                 33.33%

                         Maintenance                             33.33%

                         Support                                 33.33%

     6.4 REIMBURSABLE EXPENSES. AA will reimburse Orbitz at cost for the reasonable, pre-approved travel and lodging and related out-of-pocket expenses that Orbitz or its Subcontractors may incur in performing the Services (the "Reimbursable Expenses"). Orbitz or its Subcontractors will use travel authorization certificates (TACs) for air transportation whenever possible. Orbitz will furnish AA with appropriate receipts for all Reimbursable Expenses.

     6.5 PAYMENT TERMS. The annual Fixed Hosting and Support Fee will be invoiced in four equal installments at the beginning of each calendar quarter following the Launch Date. At Orbitz's option, the first installment payment (the "Initial Installment") may be invoiced in advance of the Launch Date on the date when the production environment is fully prepared for testing by AA, but no earlier than November 15, 2001; provided, however, that in such event all subsequent installments will be invoiced and payable as set forth above starting with the beginning of the second calendar quarter following the Launch Date. License and Development Fees and Reimbursable Expenses will be invoiced monthly. AA will pay all undisputed invoices within 30 days of receipt of a correct invoice. In the event that AA asserts in good faith that any item or items on an invoice are not correct, then AA will within 30 days of receipt of such invoice
(i) deliver written notice to Orbitz explaining in detail why AA believes that an item or items are not correct and (ii) pay to Orbitz all amounts on the invoice that are not the subject of a good faith dispute by AA.

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     6.6    TAXES.

            (a) The License and Development Fees, Fixed Hosting and Support Fees, and Reimbursable Expenses are exclusive of all sales, services or other taxes that Orbitz may be legally obligated to charge AA for performing the Services, and AA will promptly pay, or reimburse Orbitz for the payment of, any and all such taxes that may be due or payable. Orbitz will honor any tax-exempt certificates provided by AA.

            (b) AA will not be liable for the payment or reimbursement to Orbitz of any franchise taxes or fees, or any taxes measured by or against Orbitz's income or property. AA will not withhold taxes or Social Security payments from any sum paid to Orbitz under this Agreement. Orbitz acknowledges and agrees that Orbitz is solely responsible for the payment of its federal, state and local employment taxes. Orbitz agrees to indemnify AA for all tax liability described in this Section 6.6(b), including interest and penalties, if any.

     6.7 MOST FAVORED CUSTOMER. During the Term, the financial terms of this Agreement will be at least as favorable or more favorable than the financial terms of any other current or prospective Orbitz customer that engages Orbitz for a project that is substantially similar to the engagement contemplated herein. The determination of what is and is not "substantially similar" will be based on relevant factors such as scope of project, volume of transactions, amount of integration and custom development work required, and pricing model. Any change in financial terms pursuant to this clause will only be applied on a prospective basis, effective as of the effective date of such other customer's agreement with Orbitz, whether such agreement is effective before or after the Effective Date.

     6.8 REPORTING; AUDIT. Orbitz will create and maintain accurate records with respect to its performance under this Agreement, including without limitation the number and substance of all Transactions and the calculation of the Monthly System Availability. Orbitz will maintain such records during the Term and for one year following any expiration or termination of this Agreement. Within five days following the end of each applicable month, Orbitz provide AA with written reports of such information, which reports will be in such detail as may be reasonably requested by AA from time to time, including without limitation detail as to the number and substance of all Transactions (with a breakdown of new PNRs and modified PNRs) and Monthly System Availability. AA will have the right, upon not less than five days prior notice, to conduct an audit of the Transaction information included in such monthly reports. If such an audit reveals that any of Orbitz's reports submitted overstated amounts owed by AA, then Orbitz shall pay to AA, within 30 days following the conclusion of such audit, the amount of any such overpayments.

7.   CHANGE REQUESTS

     7.1 CHANGE REQUEST. If either party wants to request a modification, addition or replacement of the Orbitz Software (including, but not limited to, the Core Functionality and the AA-Specific Functionality) or the Hosting and Support Services, that party's Relationship Manager will submit a completed Change Request to the Relationship Manager of the other party. The Change Request will adequately describe (a) the requested modification, (b) the estimated resources required to implement the modification, (c) its impact on the Schedule, (d) its impact, if any, resulting in an increase or decrease to the License and Development Fees and/or the Fixed Hosting and Support Fees and
(e) its impact on the maintenance requirements of the Orbitz Software.

     7.2 CHANGE ACCEPTANCE. Upon receipt of a completed Change Request, the recipient Relationship Manager will either (a) expressly accept the proposed modification without qualification within 5 days after its receipt or (b) defer the request for discussion of the next scheduled or emergency status meeting. The Relationship Managers will use reasonable commercial efforts to resolve any deferred proposed modification expeditiously. No proposed Change Request will be effective unless expressly accepted by the primary or alternate Relationship Managers of both parties. If so accepted, the Change Request will be executed by the Relationship Managers of both parties and will then constitute a formal amendment of this Agreement.

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8.   CONFIDENTIALITY

     The following provisions shall supplement the terms of that certain Non-Disclosure Agreement that was attached as Exhibit C to the Letter of Intent between AA and Orbitz executed in April 2001 (the "NDA"), a copy of which is attached as Exhibit G to this Agreement and incorporated by reference herein. The NDA shall continue to be in full force and effect during the term of this
Agreement:

     8.1 PROTECTION OF CONFIDENTIAL INFORMATION. Each party agrees to maintain strict confidentiality regarding the subject matter of this Agreement, in accordance with the NDA. Each party will take such measures that are necessary to protect against the disclosure or use of the Confidential Information of the other party as it takes to protect its own proprietary or confidential information (but in any case no less than reasonable measures). Each party agrees that the other party will have no adequate remedy at law if there is a breach or threatened breach of this Section 8 or the NDA and, accordingly, that either party will be entitled (in addition to any legal or equitable remedies available to such party) to injunctive or other equitable relief to prevent or remedy such breach.

     8.2 RESTRICTIONS ON DISCLOSURE AND USE. Notwithstanding anything contained in the NDA, Orbitz will not disclose any Confidential Information provided to it by AA, including the terms and conditions of this Agreement and any advanced fare information provided under Section 5.2 of this Agreement or otherwise, to any equity owners or principals of Orbitz that are employed by a Competitor of AA except to the extent required by the laws of the State of Delaware and/or the Orbitz LLC Agreement dated May 9, 2000 (formerly the "DUNC LLC Agreement"). In the event such disclosure is required pursuant to the laws of the State of Delaware, Orbitz will provide advance notice to the Vice President of Customer Technology at AA and provide AA sufficient time to contest the need for such disclosure prior to making such disclosure. In the event disclosure is required pursuant to the Orbitz LLC Agreement, Orbitz will provide advance notice to, and obtain written approval of such disclosure from, the Vice President of Customer Technology at AA, which approval will not be unreasonably withheld.

9.   PROPRIETARY RIGHTS

     9.1    OWNERSHIP.

            (a) As between AA and Orbitz, and to the extent of Orbitz's prior ownership rights, AA acknowledges that Orbitz will own all patents (including any business process patents), rights to file for patents, inventions, copyrights, trademarks, trade secrets and all other right, title and interest (including any renewals or extensions) in or to the Orbitz Software, including the AA-Specific Functionality (but excluding the AA-Competitive Functionality) developed by Orbitz or its employees or Subcontractors during the performance of this Agreement and any derivative works thereof created by Orbitz. AA hereby assigns and agrees to assign, and will cause its Subcontractors to assign, to Orbitz all rights that AA may have or acquire in or to such works for no additional consideration. No other person will acquire or retain any rights in or to such works, unless Orbitz otherwise agrees on a case-by-case basis. At Orbitz's request and expense, AA will cause the execution of the instruments that may be appropriate to give full legal effect to this Section for no additional consideration. Orbitz will not subcontract with a third party developer granting any ownership rights to any AA-Specific Functionality that would in any way impair AA's ability to have and enjoy full use of the licenses and rights granted to AA under this Agreement.

            (b) Orbitz acknowledges and agrees that it will develop the AA-Competitive Functionality for AA as a "work-made-for-hire" and that AA will own the copyright in or to the AA-Competitive Functionality, upon payment to Orbitz of the applicable License and Development Fees for such AA-Competitive Functionality. As between Orbitz and AA, Orbitz acknowledges that AA will own all trademarks, trade secrets and all other right, title and interest (including any renewals or extensions), excluding patent rights, in or to the AA-Competitive Functionality and any derivative works thereof created by Orbitz. Orbitz hereby assigns and agrees to assign, and will cause its Subcontractors to assign, to AA for no additional consideration all rights that Orbitz may have or acquires in or to such works. No other person will acquire or retain any rights in or to such works, unless AA otherwise agrees on a case-by-case basis. At AA's request and expense and for no additional consideration, Orbitz will cause the

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execution of the instruments that may be appropriate to give full legal effect to this Section for no additional consideration. Each party agrees that it will not file a patent application with respect to the AA-Competitive Functionality or any derivative works thereof without the written consent of the other party.

     9.2    LICENSE TO AA.

            (a) Upon AA's Acceptance of any Orbitz Software, Orbitz grants AA the limited, paid-up, non-exclusive, non-transferable, royalty-free, worldwide right, effective during the Term, to access and use (and permit its customers to access and use) such Orbitz Software (other than the AA-Competitive Functionality, which will be owned by AA in accordance with Section 9.1 of this Agreement) on the terms and conditions set forth in this Agreement. AA acknowledges and agrees that any access and use by its customers will be subject to the terms and conditions posted to the Website, which will include protections for Orbitz at least as protective as the terms and conditions that AA posts on the Website to protect its own rights, limit its liability, and disclaim forms of damages. AA will not display or use the Orbitz Software as part of any third party site or service.

            (b) Upon AA's Acceptance of the AA-Specific Functionality (other than AA-Competitive Functionality, which will be owned by AA in accordance with
Section 9.1 of this Agreement), Orbitz grants AA the perpetual, royalty-free, worldwide right to access and use such AA-Specific Functionality, in both source and object code forms, for AA's ordinary and customary business purposes; provided, however, that AA will not have the right to market or distribute the AA-Specific Functionality to any third party.

            (c) During the Term of this Agreement, AA may access and use (and allow its customers to use) the Orbitz Software licensed hereunder to search, view, reserve and/or purchase travel-related products and services offered by AA, its Affiliates, Airline Partners and other air transportation companies in accordance with the terms and conditions set forth in this Agreement.

            (d) Agents of AA who are under contract with AA to provide outsourcing services, including, but not limited to, providing application development services, data processing or other transactional services for the benefit of AA and/or its Affiliates and Airline Partners, are authorized to access and use the Orbitz Software in accordance with the terms and conditions set forth in this Agreement.

            (e) At the expiration or termination of this Agreement, AA will have the option to purchase from Orbitz, and Orbitz agrees to grant to AA, a perpetual, non-exclusive license to the compiled and object code for the Orbitz Software (including the related Documentation) for a [***] fee [***]. In the event that the parties are unable to agree on such fee after a period of 30 days, the parties will jointly apply to and pay for an independent third party through the Information Technology Association of America to determine such fee and the determination of such third party will be final and binding on the parties, provided, however, that AA will be under no obligation to effectuate the acquisition. If AA elects not to exercise its option to purchase a license to the Orbitz owned software, AA will be responsible for the full payment of the fee associated with such independent third party. If AA decides to exercise its option to purchase a license to the Orbitz Software, such purchase will be at the price [***]. After such acquisition, AA will have the right to host and use the Orbitz Software thereafter in accordance with subsection 9.2(d) of this Agreement.

     9.3 LICENSE TO ORBITZ. Effective during the Term, AA hereby grants Orbitz the non-exclusive, non-transferable, royalty-free, world-wide right to
(a) use the AA Information solely to perform its obligations under this Agreement; (b) use aggregated customer data derived from the Website bookings for internal site management purposes, provided that Orbitz will not use or disclose such customer data for customer tracking or any other purposes whatsoever; and (c) use, host and display the AA-Competitive Functionality only to provide the Hosting and Support Services to AA and to modify and adapt the AA-Competitive Functionality for AA in accordance with this Agreement, either directly or through Subcontractors.

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10.  ESCROW

     10.1 ESCROWED MATERIALS. No later than 60 days after the Effective Date, and within 30 days after release of each Update, Orbitz will deliver to Fort Knox Escrow Services, as escrow agent, the following: (a) a copy of the current, fully commented version of the source code of the latest release of the Orbitz Software that Orbitz owns, (b) the available Documentation related thereto, and
(c) reproducible binary masters of the latest release of the Orbitz Software (collectively, "Escrowed Material"). A copy of the Escrow Agreement between Orbitz and Fort Knox Escrow Services related to the Escrowed Materials will be attached hereto as Exhibit H upon execution.

     10.2 MAINTENANCE. Orbitz will replace the source code of the Orbitz Software in the event of a media defect. The nature and completeness of the Escrowed Materials will be subject to verification by a representative of AA only at the facilities of the escrow agent in the presence of a representative of Orbitz. AA may not make any copies, in whole or in part, of the Escrowed Material, and all such material will be considered to be Confidential Information regardless of whether they have been marked "confidential". All expenses associated with establishing and maintaining the Escrowed Materials will be shared equally between AA and Orbitz.

     10.3 RELEASE CONDITION. If Orbitz (a) generally discontinues hosting, maintenance and/or support of the Orbitz Software, (b) is in material, uncured breach of its maintenance and support obligations to the extent that it is in breach of its support standard commitments for Severity 1 or Severity 2, including those defined as a "Material Service Level Failure" in Exhibit F, or
(c) is insolvent, files a petition in bankruptcy or has such a petition filed against it (and fails to lift any stay imposed thereby within 60 days after such stay becomes effective), has a receiver appointed with respect to all or substantially all of its assets, makes an assignment for the benefit of creditors, or ceases to do business in the ordinary course, then AA may demand the release of the Escrowed Material by simultaneously sending the escrow agent, with a copy to Orbitz, a written demand for the Escrowed Material by overnight courier. Orbitz will cause the escrow agent to release the Escrowed Material to AA within five business days after Orbitz's receipt of the demand notice unless Orbitz has notified the escrow agent and AA that it disputes that a release condition has occurred within such five-day period. If Orbitz has not provided AA with material information within ten days of Orbitz's notification to the escrow agent which establishes that none of the release conditions set forth above have occurred, Orbitz's dispute will be deemed withdrawn and the escrow agent will release the Escrowed Material to AA.

     10.4 RIGHTS. In the event the Escrowed Material is released to AA, Orbitz grants to AA a fully paid up license to use and modify the Escrowed Material solely to maintain and support the Orbitz Software in accordance with the terms of this Agreement and for no other purpose. AA will maintain the Escrowed Material on a secure system with access limited to only those persons necessary to maintain and support the Orbitz Software. AA may make only such copies of the Escrowed Material as are reasonably required for archival and disaster recovery purposes, and AA will keep any such copies under lock and key.

     10.5 THIRD PARTY SOFTWARE. If the Orbitz Software includes the Datalex Software or if Orbitz uses the Datalex Software to provide Hosting and Support Services, within 60 days following the time that Orbitz decides to use Datalex Software, Orbitz will use its best efforts to obtain a written agreement with Datalex, a copy of which will be provided to AA, which provides that (a) in the event AA receives the Orbitz-owned code as pursuant to this Agreement, the license to the Datalex Software (including any code developed by Datalex to support the Website) granted to Orbitz for hosting the Orbitz Software may be assigned to AA, and (b) AA is a named third-party beneficiary of Orbitz's agreement with Datalex. In such event, any license fees payable by AA to Datalex for continued use of the Datalex Software, if any, will not exceed the rates charged by Datalex to Orbitz to provide the Hosting and Support Services hereunder. In the event Orbitz does not obtain such a written agreement, then in the event that AA enters into a direct licensing agreement with Datalex for the continued use of the Datalex Software, if the license fees payable by AA to Datalex for such use exceed the rates charged by Datalex to Orbitz to provide the

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Hosting and Support Services hereunder, any amounts due by AA to Orbitz hereunder shall be reduced by an amount equal to the difference between the rates charged by Datalex to Orbitz to provide the Hosting and Support Services hereunder and the licensing fees due from AA to Datalex. Alternatively, in the event Orbitz does not obtain such a written agreement, Orbitz shall have the option of removing the Datalex Software provided that such removal does not reduce the functionality of the then-current Orbitz Software or reduce AA's ability to host and support the Orbitz Software.

11.  WARRANTIES AND DISCLAIMERS

     11.1 GENERAL WARRANTY. Each party represents and warrants that (a) it has the full corporate authority to execute this Agreement and perform its obligations hereunder and (b) execution or performance of this Agreement will not violate or be considered a breach of any obligation of such party to any third party. Each party agrees that with respect to any breach of the above stated warranty, the non-breaching party's sole and exclusive remedy and the breaching party's sole and exclusive liability will be the indemnity obligations set forth in Section 12 below.

     11.2   SPECIFIC WARRANTIES.

            (a) Orbitz represents and warrants that it has, and will continue to have during the Term, the right to license all Orbitz Software and sublicense the Datalex Software (if such is used to provide Hosting and Support Services) in accordance with this Agreement.

            (b) Orbitz represents and warrants that it will perform the Services in a good and workmanlike manner and, when applicable, in accordance with the Service Level Agreement. In case of breach of warranty, Orbitz will, as its sole and exclusive liability and as AA's sole and exclusive remedy, (i) correct or re-perform the defective Services or, at Orbitz's discretion, (ii) refund the fees actually paid to Orbitz for the defective Services. In the event Orbitz provides the Hosting and Support Services in breach of the above stated warranty, AA's sole and exclusive remedy and Orbitz's sole and exclusive liability will be the service level credits or termination as set forth in the Service Level Agreement.

     11.3 LIMITATION. The warranties and remedies specified in this Section will not apply to the extent the Deliverables or Services are defective due to extrinsic causes beyond Orbitz's reasonable control, such as (a) natural disasters, including without limitation fire, smoke, water, earthquakes or lightning, (b) electrical power fluctuations or failures, (c) neglect or misuse by AA, (d) a correction or modification of a Deliverable or Service not authorized by Orbitz, or (e) the combination of a Deliverable or Service in any manner not authorized by Orbitz.

     11.4 WARRANTY DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL WARRANTIES, CONDITIONS, REPRESENTATIONS, INDEMNITIES AND GUARANTEES WITH RESPECT TO THE SERVICES, THE DELIVERABLES, THE ORBITZ SOFTWARE OR ANY COMPONENT THEREOF, INCLUDING WITHOUT LIMITATION THE CORE FUNCTIONALITY AND THE AA-SPECIFIC FUNCTIONALITY, WHETHER EXPRESS OR IMPLIED, ARISING BY LAW, CUSTOM, PRIOR ORAL OR WRITTEN STATEMENTS BY ORBITZ, ITS AGENTS OR OTHERWISE (INCLUDING, BUT NOT LIMITED TO ANY WARRANTY OR CONDITION OF SATISFACTORY QUALITY, ACCURACY, UNINTERRUPTED USE, TIMELINESS, TRUTHFULNESS, SEQUENCE, COMPLETENESS, MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE OR NON-INFRINGEMENT AND ANY IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING OR COURSE OF PERFORMANCE) ARE HEREBY OVERRIDDEN, EXCLUDED AND DISCLAIMED.

12.  INDEMNITY

     12.1   GENERAL THIRD-PARTY INDEMNITY.

            (a) Orbitz will indemnify, defend and hold harmless AA, as well as AA's Affiliates and licensees, and each of their officers, shareholders, directors, employees and agents (collectively, the "AA Indemnified Parties") from and against any and all Claims, including any related Losses that AA is required to pay any third party in any way relating to, arising out of or resulting from: (i) any gross negligence or willful misconduct of any employee or subcontractor of Orbitz; (ii) breach of any warranty of Orbitz contained in
Section 11.1 of this Agreement; (iii) any actual or alleged infringement of any patent

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(other than with respect to AA-Competitive Functionality), copyright, trademark, trade name, trade secret or other proprietary or intellectual property right by any software or service provided pursuant to this Agreement; or (iv) Orbitz's failure to comply with any and all applicable laws, rules and regulations.

            (b) AA will indemnify and hold harmless Orbitz, as well as Orbitz's subsidiaries, licensees and Affiliates, and each of their officers, shareholders, directors, employees and agents (collectively, the "Orbitz Indemnified Parties") from and against any and all Losses in any way relating to, arising out of or resulting from: (i) any gross negligence or willful misconduct of any employee or subcontractor of AA; (ii) breach of any warranty of AA contained in Section 11.1 of this Agreement; (iii) any actual or alleged infringement of any copyright, trademark, trade name, trade secret or other proprietary or intellectual property or privacy right by the AA Information; or
(iv) AA's failure to comply with any and all applicable laws, rules and regulations related to the Website.

     12.2   INDEMNIFICATION PROCEDURES.

            (a) Promptly after any party entitled to indemnification under this Section 12 ("Indemnitee") obtains knowledge of the potential existence or commencement of a Claim, in respect of which Indemnitee is or may be entitled to indemnification under this Agreement, such Indemnitee will promptly notify the other party ("Indemnitor") of such Claim in writing; provided, however, that any failure to give such notice will not waive any rights of Indemnitee except to the extent that the rights of Indemnitor are actually prejudiced thereby. Indemnitor will assume the defense and settlement of such Claim with counsel reasonably satisfactory to Indemnitee at Indemnitor's sole risk and expense; provided, however, that Indemnitee (i) will be permitted to join in the defense and settlement of such Claim and to employ counsel at its own expense; (ii) will reasonably cooperate with Indemnitor in the defense and any settlement of such Claim; and (iii) will have the right to pay or settle such Claim at any time in which event Indemnitee will be deemed to have waived any right to indemnification therefor by Indemnitor. Indemnitor may settle any Claim without Indemnitee's written consent unless such settlement (A) does not include a release of all covered claims pending against Indemnitee; (B) contains an admission of liability or wrongdoing by Indemnitee; or (C) imposes any obligations upon Indemnitee other than an obligation to stop using any infringing items.

            (b) If Indemnitor fails to assume the defense of such Claim or, having assumed the defense and settlement of such Claim, fails reasonably to contest such Claim in good faith, Indemnitee, without waiving its right to indemnification, may assume the defense and settlement of such Claim; provided, however, that Indemnitor (i) may join in the defense and settlement of such Claim and employ counsel at its own expense and (ii) will cooperate with Indemnitee in the defense and settlement of such Claim. Indemnitee may settle such Claim without Indemnitor's written consent unless such settlement (A) does not include a release of all covered Claims pending against Indemnitor; (B) contains an admission of liability or wrongdoing by Indemnitor; or (C) imposes any obligations upon Indemnitor other than an obligation to stop using any infringing items. Indemnitor will be liable to Indemnitee for all costs and expenses incurred in connection with the defense and settlement of any Claim pursuant to this Section 12.2(b).

            (c)     Upon a determination of liability in respect of this
Section 12, Indemnitor will pay Indemnitee the amount so determined within 10 business days after the date of such determination. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, Indemnitor will nevertheless pay when due such portion, if any, of the obligation as will not be subject to dispute. Upon the payment in full of any claim, either by setoff or otherwise, the party or entity making payment will be subrogated to the rights of Indemnitee against any person, firm, corporation or other entity with respect to the subject matter of such claim.

     12.3   INTELLECTUAL PROPERTY REMEDIES. In the event of a Claim under
Section 12.1(a)(iii) above, and in addition to all other obligations of Orbitz in this Section 12, Orbitz will either (a) provide AA with reasonable assurances acceptable to AA that AA will continue to have the right to use the affected products or services or (b) Orbitz will, at its expense, either (i) procure for AA the right to continue use of such infringing products or services, or any component thereof; or (ii) replace or modify the same with

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non-infringing products or services satisfactory to AA, provided that Orbitz will provide AA with a comparable temporary replacement product or reimburse AA for the reasonable costs incurred by AA in obtaining an alternative product in the event AA cannot use the affected product. If Orbitz cannot accomplish any of the foregoing within a reasonable time and at commercially reasonable rates, then Orbitz will accept the return of the infringing component of the products or services, along with any other components of any products rendered unusable by AA as a result of the infringing component, and refund the price paid to Orbitz for such components.

13.  NO CONSEQUENTIAL DAMAGES

     EXCEPT WITH REGARD TO DAMAGES ARISING OUT OF ANY BREACH OF SECTION 8 OR FOR PERSONAL INJURY, AND THE INDEMNIFICATION OBLIGATIONS CONTAINED IN SECTION 12, WITH RESPECT TO EACH OF WHICH LIABILITY WILL NOT BE LIMITED PURSUANT TO THIS
SECTION 13, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE OR INCIDENTAL DAMAGES OR LOST PROFITS, WHETHER FORESEEABLE OR UNFORESEEABLE, AND WHETHER ARISING OUT OF BREACH OR FAILURE OF EXPRESS OR IMPLIED WARRANTY, BREACH OF CONTRACT, MISREPRESENTATION, NEGLIGENCE, STRICT LIABILITY IN TORT OR OTHERWISE. EXCEPT FOR EITHER PARTY'S INDEMNIFICATION OBLIGATIONS EXPRESSLY SET FORTH HEREIN, CLAIMS UNDER SECTION 8 HEREOF OR AA'S PAYMENT OBLIGATIONS, IN NO EVENT WILL THE AGGREGATE LIABILITY WHICH EITHER PARTY MAY INCUR TO THE OTHER PARTY IN ANY ACTION OR PROCEEDING EXCEED THE GREATER OF (X) THE TOTAL FEES PAYABLE BY AA TO ORBITZ DURING THE 12 MONTH PERIOD PRECEDING THE EVENT THAT RESULTED IN SUCH LIABILITY, OR (Y) ONE MILLION DOLLARS.

14.  INSURANCE

     Orbitz will be solely responsible for obtaining and maintaining appropriate insurance coverage for its activities under this Agreement, including, but not limited to, comprehensive general liability (bodily injury and property damage) insurance and professional liability insurance and requiring its subcontractors to have similar insurance coverage. At AA's request, Orbitz will provide AA with copies of the certificates of insurance.

15.  DISPUTE RESOLUTION

     Unless otherwise agreed by the parties, any claim, controversy or other dispute between the parties relating to this Agreement will, before the filing of any legal action, be submitted to two senior executives representing AA and Orbitz, respectively. These executives will promptly meet to explore all possible ways of resolving the dispute amicably. Any resolution upon which these executives may agree in writing will be final and binding on the parties. If the executives do not resolve the dispute within 30 days after the initial request for an executive meeting, the parties may pursue other legal remedies.

16.  TERM AND TERMINATION

     16.1 TERM. This Agreement be in effect as of the Effective Date and will have an initial term of three years following the Launch Date (the "Initial Term"). AA may renew this Agreement for up to two (2) successive one-year renewal terms (each, a "Renewal Term") (the Initial Term and any Renewal Terms are collectively referred to herein as the "Term"), unless it notifies Orbitz of its intention not to renew this Agreement at least 60 days prior to the expiration of the then-current term.

     16.2 TERMINATION FOR CONVENIENCE. AA may terminate this Agreement at any time upon 60 days notice to Orbitz. If AA terminates this Agreement prior to the Launch Date, AA will pay Orbitz for services performed and materials delivered as of the effective termination as well as any pre-approved, out of pocket expenses incurred by Orbitz, including, without limitation, pre-approved expenses related to development services, connectivity services, co-location leases and travel-related expenses. If AA terminates under this provision and Orbitz is unable to re-deploy staff that had been hired to support Orbitz obligations under this Agreement, then AA will additionally pay termination fees equal to two (2) months salary for each such employee. If AA terminates pursuant to this subsection after the Launch

                  CONFIDENTIAL                            Page 17

Date and during the Initial Term, AA will pay Orbitz for services performed and materials delivered prior to the effective date of termination, plus 50% of the Fixed Hosting and Support Fees associated with the remainder of the Initial Term. If AA terminates pursuant to this subsection during any Renewal Term, AA will only be liable to pay Orbitz for services performed and materials delivered as of the effective termination date.

     16.3   TERMINATION FOR CAUSE.

            (a) Subject to the provisions of Section 4.4 hereof, either party may terminate this Agreement for cause in the event that the other party fails to cure a material breach of this Agreement within 30 days after receiving written notice of such breach from the non-breaching party. AA may also terminate this Agreement for cause in the event that Orbitz is acquired and/or ownership changes such that an AA Competitor acquires a controlling interest in Orbitz. For purposes of this provision, "control" means the power to direct or cause the direction of the management and policies of Orbitz, whether through the ownership of voting securities, by contract or otherwise. In the event that AA terminates this Agreement for cause, AA will only be liable to pay Orbitz for services performed as of the effective termination date.

            (b) AA may terminate this Agreement in accordance with the provisions of Section 5 of Exhibit F.

     16.4 EFFECT OF TERMINATION. If this Agreement terminates or expires for any reason:

            (a) AA will promptly pay Orbitz any undisputed amounts, provided that AA may offset any amounts due AA pursuant to Sections 6.3(g)(ii), 16.4(b) or 16.4(c).

            (b) In the event of any early termination of this Agreement by AA prior to the Launch Date, Orbitz will refund to AA, within 60 days following such termination, any Initial Installment paid by AA pursuant to Section 6.5 of this Agreement.

            (c) In the event of any early termination of this Agreement by AA after the Launch Date pursuant to Section 16.3 of this Agreement, Orbitz will refund to AA a prorated portion of the Fixed Hosting and Support Fees for the then-current quarter, according to the number of months remaining in the then-current contract quarter as of the effective date of such termination.

            (d) Except as provided in Sections 9.2(b) and 9.2(e) of this Agreement, all rights AA may have in or to the Orbitz Software, including without limitation the Core Functionality and the AA-Specific Functionality (but excluding the AA-Competitive Functionality, which will be owned by AA in accordance with Section 9.1 of this Agreement), will immediately cease.

            (e)     The provisions of Sections 4.9, 6.6, 6.8, 8, 9.1, 12, 13,
15, 16.4, 17, 18, and 19, and any payment obligations pending as of the date of expiration or termination, will survive the expiration or termination of this Agreement for any reason. Further, in the event AA elects to purchase a perpetual license to the Orbitz Software in accordance with Section 9.2(e), then the provisions of Sections 9.2(b) through (e), 10.3, and 10.4 will also survive the expiration or termination of this Agreement for any reason.

17.  NO PUBLICITY

     Neither party will issue a press release, advertisement or public statement concerning the existence of this Agreement, its contents or the transactions contemplated by it without the express written consent of the other for each such event.

                  CONFIDENTIAL                            Page 18

18.  LEGAL STATUS

     Nothing in this Agreement is intended or will be construed to create or establish any agency, partnership or joint venture relationship between the parties. The parties expressly disclaim such relationship, agree that they are acting solely as independent contractors hereunder and agree that the parties have no fiduciary duty to one another or any other special or implied duties that are not expressly stated herein. Orbitz has no authority to act as agent for, or to incur any obligations on behalf or in the name of, AA or its Affiliates. Orbitz is solely and exclusively responsible for the salaries, wages, benefits, fees or other compensation that Orbitz, its Subcontractors or its or their agents or employees may be entitled to receive.

19.  MISCELLANEOUS

     19.1 NOTICES. Any notice, approval or other communication required or permitted under this Agreement will be given in writing. Such communications will be sent to the address specified below or to any other address that may be designated by prior notice.

     If to AA:
              American Airlines, Inc.
              4333 Amon Carter Blvd., MD 1627
              Fort Worth, Texas  76155
              Attn:  Vice-President, Customer Technology
              Telephone:  817-967-2217
              Fax:  817-963-2726

     With copy to:
              American Airlines, Inc.
              4333 Amon Carter Blvd., MD 5223
              Fort Worth, Texas  76155
              Attn:  Managing Director, Purchasing
              Telephone:  817-963-2690
              Fax:  817-961-6947

     If to Orbitz:
              Orbitz LLC
              200 South Wacker Drive
              Suite 1900
              Chicago, Illinois 60606
              Attn:  Ellen Lee
              Telephone:  312-894-5000
              Fax:  312-894-5001

     19.2 WAIVER, AMENDMENT AND MODIFICATION. Any waiver, amendment or other modification of this Agreement will not be effective unless in writing and signed by both parties. No waiver of breach of any provision of this Agreement by either party will constitute a waiver of any subsequent breach of the same or any other provision, and no waiver will be effective unless made in writing and signed by an officer of the other party.

     19.3 SEVERABILITY. If any provision of this Agreement is held to be unenforceable, in whole or in part, such holding will not affect the validity of the other provisions of this Agreement.

     19.4 ASSIGNMENT. Except as set forth in this Agreement, neither party may assign, delegate, sub-contract or otherwise transfer this Agreement or any of its rights or obligations without the other party's prior approval, which will not be unreasonably withheld or delayed. Notwithstanding the foregoing, either party may assign this Agreement or any of its rights or obligations, upon notice to the other party,

                  CONFIDENTIAL                            Page 19

(a) to an Affiliate or (b) to an unrelated company pursuant to a sale, merger or other consolidation of such party or any of its operating divisions or offices.

     19.5 FORCE MAJEURE. Except to the extent the Services or Orbitz Software are designed to accommodate such failures or delays, neither party will be liable for any failure or delay in performing an obligation under this Agreement that is due to causes beyond its reasonable control, such as natural catastrophes, governmental acts or omissions, laws or regulations, labor strikes or difficulties, transportation stoppages or slowdowns or the inability to procure parts or materials. If any of these causes continue to prevent or delay performance for more than five days, the non-delaying party may terminate this Agreement for cause, effective immediately upon notice to the delaying party.

     19.6 GOVERNING LAW. This Agreement will be governed by and interpreted in accordance with the laws of the state of Delaware, exclusive of conflict of laws provisions.

     19.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument.

     19.8 NON SOLICITATION. During the Term and for a period of one year thereafter, neither party, either directly or through others, will solicit for employment any personnel employed by the other with whom that party had contact during the Term.

     19.9 ENTIRE AGREEMENT; AMENDMENT. This Agreement, and its Exhibits, and the Non-Disclosure Agreement set forth as Exhibit H constitute the complete and entire statement of all terms, conditions and representations of the agreement between AA and Orbitz with respect to the subject matter of this Agreement, and supercede and replace all prior understandings between the parties, whether oral or in writing.

     19.10 EXHIBITS. The following Exhibits, including all subparts thereof, are attached to this Agreement and are made a part of this Agreement for all purposes:

     Exhibit A:     Change Requests
     Exhibit B:     Core Functionality
     Exhibit C:     Schedule
     Exhibit D:     Fixed Hosting and Support Fees
     Exhibit E:     Relationship Managers
     Exhibit F:     Service Level Agreement
     Exhibit G:     Non-Disclosure Agreement
     Exhibit H:     Escrow Agreement

     IN WITNESS WHEREOF, AA and Orbitz have caused this Agreement to be executed by their duly authorized representatives identified below.

AMERICAN AIRLINES, INC.                                   ORBITZ LLC


By: /s/ John Samuel                          By: /s/ Alex D. Zoghlin
    ---------------------------------            ------------------------------

Name: John Samuel                            Name: Alex D. Zoghlin
      -------------------------------              ----------------------------

Title: V.P. Customer Technology              Title: CFO
       ------------------------------               ---------------------------

Date: September 7, 2001                      Date: 9/10/01
      -------------------------------              ----------------------------

                  CONFIDENTIAL                            Page 20

                                    EXHIBIT A
                                 CHANGE REQUEST

Scope Change Request

1     Title:

2     Requested By:

3     Status:  Unapproved, Approved, Rejected, or Implemented.

4     Business Need Detail:

5     Impact on Project:

6     Impact on Schedule:

7     Deliverables Impacted:

8     Classification of Change: (Core, AA Specific, or AA Competitive)

An electronic substitute for this form is available and has been employed by the American Airlines PMO and the Orbitz PMO. Approvals and communication may occur electronically.

8     Approvals:


AMERICAN AIRLINES, INC.                                   ORBITZ LLC


By:                                        By:
    ------------------------------             -----------------------------

Name:                                      Name:
      ----------------------------               ---------------------------

Title: Relationship Manager                Title: Relationship Manager

Date:                                      Date:
      ----------------------------               ---------------------------

                                  Exhibit A- i

                                    EXHIBIT B
                               CORE FUNCTIONALITY

The Core Functionality is described in the supporting document entitled: "Orbitz Software Core Functionality: Java Interface Documentation."

The AA Specific Functionality is the result of the work effort required to convert the Core Functionality so that it can communicate with the SABRE Host utilizing the Direct Connect solution.

The Orbitz Software is required to support the set of requirements described in the document entitled: "American Airlines Flight Reservations for AA.com: SRS Document."

                                  Exhibit B- i

                                    EXHIBIT C
                                    SCHEDULE

Task                                           Responsibility               Date
----                                           --------------               ----
Mutual Agreement on Final Java Docs
Specifications of the Orbitz Software            AA & Orbitz            July 27, 2001

Delivery Date of Booking Engine                    Orbitz              August 17, 2001

                                  Exhibit C- i

                                    EXHIBIT D
                         FIXED HOSTING AND SUPPORT FEES

AA will pay Orbitz a Fixed Hosting and Support Fee in the amount of $[***]for year one, $[***] for year two, and $[***] for year three. The initial Fixed Hosting and Support Fee will cover the first year that Orbitz provides Hosting and Support Services, which will commence on the Launch Date and end twelve months following the Launch Date. Subsequent years will commence upon the anniversary of the Launch Date and end twelve months following such anniversary.

The Fixed Hosting and Support Fees for years four and five, if applicable pursuant to Section 16.1 of the Agreement, will be determined using a "cost plus [***]%" model, but in any event will not exceed $[***]. When determining its cost basis, Orbitz will include only those incremental costs attributable to hosting AA, and will not include any costs or expenses that would otherwise be incurred. For example, hardware and head count dedicated to supporting AA WOULD be included in the cost basis, whereas executive salaries, Orbitz developer salaries, and advertising expenses WOULD NOT be included in the cost basis. Orbitz will provide reasonable detail supporting its cost calculations for years four and five along with assumptions used in deriving the total amount to be allocated to AA.

The Fixed Hosting and Support Fee for each of the five years will be an all-inclusive fee for Orbitz to provide the Orbitz Software and the Hosting and Support Services. AA will not be charged any transaction fees, annual maintenance and support fees, or fees for Third Party Components, in addition to the Fixed Hosting and Support Fees during the Term unless otherwise agreed by the parties. The Fixed Hosting and Support Fee will not include ITA, car, hotel or other functionality for which Orbitz typically charges a separate fee or the development of AA-Specific Functionality or AA-Competitive Functionality (which are separately chargeable as described herein) and will only cover Orbitz Software functionality for air bookings.

To clarify, the Fixed Hosting and Support Fee includes, but is not limited to, the following:

          -    Hosting of the Orbitz Software in Orbitz primary facilities
          - Any required hardware to support hosting and booking engine services
          - Any third party licenses and sublicenses required to meet the Launch Date requirements identified as of the effective date of the definitive agreement.
          -    7x24 technical support
          -    Development costs to build Direct Connect link to AA Host
          -    Periodic enhancements and upgrades over the Term
          -    Server load "peak factors" targeted at 8-to-1 vs. normal volumes
          - Routine business and administrative expenses incurred by Orbitz, such as telephone, postage, photocopying, etc.

The Fixed Hosting and Support Fee does not include the following:

          - Development of AA-Specific Functionality or AA-Competitive Functionality
          -    Profile Databases
          -    Presentation and web design
          -    ITA pricing services or shared use of other Orbitz partnerships
          -    Non-air functionality
          -    Customer service
          -    Fulfillment

The prices contained in this Exhibit D are based on an anticipated Maximum Transaction Volume for each year. The Maximum Transaction Volume is: (a) for the first year after the Launch Date, [***] Transactions, (b) for the second year after the Launch Date, [***] Transactions and (c) for the third year after the Launch Date, [***] Transactions. The actual Transaction volume for each year will be determined at the end of each such year. If for any reason the Maximum Transaction Volumes are

                                  Exhibit D - i
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exceeded by [***]% or more, then the annual Fixed Hosting and Support Fee may be increased for such year by an amount equal to the increase in costs incurred by Orbitz due solely to the volumes in excess of the Maximum Transaction Volumes, plus [***]% of such costs; not to exceed the percentage by which the Transaction volume exceeds [***]% of the Maximum Transaction Volume. Orbitz may invoice AA for any increased Fixed Hosting and Support Fee after the end of such year. For accounting purposes, the parties agree that [***]% of the Fixed Hosting and Support Fee will be attributable to the license of the Orbitz Software and the balance will be attributed to services performed. This allocation shall in no way effect the determination of fees under Section 9.2(e).

     For example, if the Transaction Volume exceeds the Maximum Transaction Volume by [***]%, then the annual Fixed Hosting and Support Fee may be increased for such year by an amount equal to the increase in costs incurred by Orbitz due solely to the volumes in excess of the Maximum Transaction Volumes, plus [***]% of such costs; not to exceed [***]%.

                                 Exhibit D - ii
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                                                                        08/02/01

                                    EXHIBIT E
                              RELATIONSHIP MANAGERS

Ellen Lee, VP New Ventures, will be the Relationship Manager for Orbitz. Brian Wesselman, Project Manager, will be an alternate Relationship Manager for Orbitz.

Scott Hyden, Managing Director, Product Management, will be the Relationship Manager for AA.

                                  Exhibit E - i

                                                                        08/28/01

                                    EXHIBIT F
                             SERVICE LEVEL AGREEMENT

                               A. HOSTING SERVICES

1.   GENERAL DEFINITIONS.

     "Expected Transaction Volume" means, for each month during the Term, the number of Transactions as calculated in accordance with Section A(2) of this Exhibit.

     "Guaranteed Transaction Volume" means [***]% of the Expected Transaction Volume.

     "Maximum Transaction Volume" is defined in Exhibit D.

     "Material Service Level Failure" means any of the following: (a) the Monthly System Availability Commitment (defined below) is not achieved for any [***] calendar months in any period of [***] consecutive calendar months during the Service Level Period, or (b) the Monthly System Availability Commitment is missed by [***]% or more for any calendar month during the Service Level Period and has been missed by [***]% or more for two or more previous calendar months during the Service Level Period.

     "Monthly System Availability Commitment" means, for each calendar month, the number of minutes (expressed as a percentage) during such month that the Orbitz Software is to be operating to specifications, excluding Excluded Hours Unavailable (as defined in Section A(4)(d) of this Exhibit). The Monthly System Availability Commitment will be determined in accordance with Section A(4)(b) of this Exhibit.

  "Service Level Period" will mean (i) with respect to the first contract year, the ten-month period commencing on 60th day after the Launch Date, and (ii) with respect to each contract year thereafter, each subsequent twelve-month period that Orbitz is obligated to provide the Hosting Services.

  "System Response Time" will mean the total elapsed time added to a Transaction from initiating a booking engine service call/request to the receipt of the corresponding response attributed to the Orbitz Software.

2.   EXPECTED TRANSACTION VOLUME

     (a) Sixty (60) days in advance of the Launch Date, AA will provide Orbitz with a forecast of the Expected Transaction Volumes by month for the upcoming Service Level Period. The first month's projected volume should be no more than 1/12th of the Maximum Transaction Volume.

     (b) If the actual Transaction volume exceeds the Guaranteed Transaction Volume for any particular calendar month and the Monthly System Availability is adjusted pursuant to Section A(3)(g) of this Exhibit, the parties may mutually agree to prospectively adjust the forecast of Expected Transaction Volumes for the upcoming months, based on historical data and anticipated events. Unless otherwise agreed by the parties, in no event will the total Expected Transaction Volumes for a given Service Level Period exceed the applicable Maximum Transaction Volume.

     (c) Notwithstanding the foregoing, at least every six months, the parties will review the Expected Transaction Volume trend and, if indicated, may mutually agree to prospectively adjust the forecast of Expected Transaction Volumes for the upcoming months, based on historical data and anticipated events. Unless otherwise agreed by the parties, in no event will the total Expected Transaction Volumes for a given Service Level Period exceed the applicable Maximum Transaction Volume.

                                  Exhibit F - i
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                                                                        08/28/01

3.   MAXIMUM TRANSACTIONS PER HOUR

     (a) Maximum Transactions Per Hour (MTH) refers to the targeted upper limit of Transactions per hour based on targeted hardware capacity. For the purposes of this Agreement, MTH is defined as:

     MTH = [***]

  Where    ETV = Expected Transaction Volume
     MHP = Monthly High Volume Percentage
     MHV = Monthly High Volume Period
     DHP = Daily High Volume Percentage
     DHV = Daily High Volume Period
     HWL = Targeted Hardware Load (as defined in Section A(6) of this Exhibit)

     (b)    For the Launch Date, the following variables will be used:

            Monthly High Volume Percentage (MHP) will be equal to [***]% Monthly High Volume Period (MHV) will be equal to [***] days Daily High Volume Percentage (DHP) will be equal to [***]% Daily High Volume Period (DHV) will be equal to [***] hours Targeted Hardware Load (HWL) will be equal to [***]% (as defined in Section A(6) of this Exhibit)

(c) During the first month of the first Service Level Period and every six months thereafter, the parties will review all defined variables in the MTH calculation, based on the historical data for the [***] busiest days during any 30-day period since the last review of the MTH calculation. If a change in the MHP or DHP variables is favorable to AA (i.e., will result in an increase in net MTH Transactions), the parties will prospectively change such variable(s) for the upcoming months, by the full value of such change. If a change in the MHP or DHP variables is favorable to Orbitz (i.e., will result in a decrease in net MTH Transactions), the parties will prospectively change such variable(s) for the upcoming months, by [***]-percent ([***]%) of the value of the net change. For example, when the historical data is applied, if the DHP value is actually [***]%, and the former DHP value was [***]%, then the DHP value will be changed by [***]% of the [***]% change, resulting in a revised DHP value of [***]%. Should both parties be able demonstrate an application of the historical data that results in conflicting results, the MTH calculation will not change for the upcoming period.

4.   SYSTEM AVAILABILITY

 (a) Monthly System Availability shall be defined using the following formula.

          AP =       [***]

  Where   AP = Availability Percentage
     HM = Total hours in a given month
            EHU = Excluded Hours Unavailable (or the fraction thereof) HU = Total Hours Unavailable (or the fraction thereof)

 (b) Monthly System Availability Commitment. Monthly System Availability Commitment is defined in the table below for each contract year:

                                 Exhibit F - ii
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                                                                        08/28/01

      Contract Year          Monthly System Availability
                                     Commitment
           1                           [***]%
           2                           [***]%
           3                           [***]%

 (c) Hours Unavailable. Hours Unavailable shall be calculated from earlier of: (i) the time an Orbitz Trouble Ticket is opened that the Orbitz Software is unavailable or (ii) the time Orbitz is notified that the Orbitz Software is not operating to specifications, and ends when the Orbitz Software is restored to the extent that the system is operating substantially in conformance to specifications.

 (d) Excluded Hours Unavailable. Hours unavailable shall not include hours or portion thereof in which the Orbitz Software is unavailable due to (i) Scheduled Downtime, (ii) hours where actual Transactions exceeded the Maximum Transaction Per Hour (MTH) threshold (iii) failure of software, hardware, middleware or systems which are necessary for the delivery of the Orbitz Software but which are not provided and controlled by Orbitz, including, but not limited to, 3rd party networks; SABRE hardware, middleware, software, or systems; availability of the World Wide Web; software owned or licensed by AA connected to Orbitz Software (excluding AA-Competitive Functionality); or Orbitz Software modified by AA. Notwithstanding the foregoing, Orbitz will be responsible for maintaining:
 (i) the Orbitz interface between Orbitz Software and AA, (ii) the Orbitz interface leading to SABRE, and (iii) communications between the Orbitz interface and the SABRE interface.

 (e) Scheduled Downtime. Inaccessibility of the Orbitz Software as part of the Website for normal maintenance or upgrades of the Orbitz or its Subcontractor's network, equipment and systems ("Scheduled Downtime") will occur during Orbitz's or its Subcontractor's regularly scheduled maintenance window, which Orbitz or its Subcontractor may, in its or their reasonable discretion, adjust to best serve the needs of its network and customer base. The parties will coordinate maintenance schedules and Orbitz agrees to schedule Scheduled Downtime to coincide with AA's scheduled maintenance, unless commercially impractical in which case Orbitz will use commercially reasonable efforts to ensure that Scheduled Downtime shall not inconvenience AA or its customers. Total Scheduled Downtime will not exceed [***] hours in total during a calendar month. Scheduled Downtime that violates the foregoing requirements will violate the Monthly System Availability Commitment.

 (f) AA will use commercially reasonable efforts to provide Orbitz with at least 24 hours advance notification of any AA-initiated promotional events that are expected to create a significant increase in the number of booking Transactions.

 (g) If the actual Transaction volume less Transactions incurred during hours excluded from the System Availability percentage due to the Maximum Transactions per Hour (MTH) threshold exceeding the Guaranteed Transaction Volume ("Adjusted Actual Transaction Volume") exceeds the Guaranteed Transaction Volume for any particular calendar month in the Service Level Period for years two and three, the Monthly System Availability Commitment will be reduced by [***] percent ([***]%) for each [***] percent ([***]%) increment (or portions thereof) that the Adjusted Actual Transaction Volume exceeds the Guaranteed Transaction Volume.

 For example, if the Expected Transaction Volume for a given month in the second year is [***] Transactions, the Guaranteed Transaction Volume will be [***] Transactions. If theactual number of Transactions turns out to be [***], and if there were [***] hours where the actual transactions were greater than the MTH, and the total number of transactions processed during such [***] hours equaled [***] transactions, then the Adjusted Actual Transactions would be [***]. The Monthly System Availability Commitment will be calculated (in the second year) as [***]% (i.e., [***] divided by [***] = [***]%. This results in [***], [***] percent increments (or portions thereof) which, in turn, reduces the year two base of [***]% by [***]
 [***] percent ([***]%) amounts, for a total

                                 Exhibit F - iii
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                                                                        08/28/01

 reduction of [***] percent ([***]%) to arrive at a Monthly System Availability Commitment of [***]%.

     (h) Service Availability Credits. If Orbitz fails to meet the Monthly System Availability after the Service Level Period commences, Orbitz will credit AA a prorated amount of the Fixed License and Hosting Fee ("Hosting Credit"), calculated as follows: AA will be entitled to receive a credit equal to [***]percent ([***]%) of the applicable monthly Fixed License and Hosting Fee for each [***] percent ([***]%) the Service Level falls below the Monthly System Availability Commitment. The applicable annual Fixed License and Hosting Fee will be divided by twelve to determine the applicable monthly Fixed License and Hosting Fee. Such Hosting Credits may be deducted from the invoice for the next installment of the annual Fixed License and Hosting Fee or, if there is no subsequent installment due, Orbitz will refund to AA the amount of such Hosting Credits that have not been applied to invoices, subject to the limitation set forth in Section C(2) of this Exhibit F.

5.   SYSTEM RESPONSE

     (a) Orbitz will be responsible for System Response Time; provided, however, Orbitz will not be responsible for System Response Time in the event that System Response Time is adversely impacted by factors, occurrences or circumstances beyond the control of Orbitz. Such factors, occurrences and circumstances that are deemed to be beyond the control of Orbitz include, but are not limited to, 3rd party networks, SABRE system response and hours, or portions thereof, where actual Transactions exceeded the Maximum Transactions Per Hour (MTH) threshold. Orbitz shall include detailed information as to delays attributed to Orbitz, Sabre and other causes outside the control of Orbitz in the monthly System Availability and Performance Report set forth in Section B(4) of this Exhibit.

     (b) Orbitz will provide System Response Time within acceptable limits for at least [***]% of all booking engine service calls/requests. Specific metric TBD, however, 2 months of response time data should be gathered and the metric shall be set as a result of looking at [***] standard deviations from the mean of this data.

     (c) The "System Response Time Commitment" shall equal an amount calculated at [***]% higher than [***] standard deviations above the observed mean.

     (d) System Response Time Credit. For each month that Orbitz fails to achieve at least [***]% performance at or below such System Response Time Commitment, AA shall receive a credit of $[***] subject to the limitation set forth in Section C(2) of this Exhibit.

     (e) If the actual Transaction volume exceeds the Guaranteed Transaction Volume for any particular calendar month, the value of the System Response Time Commitment will be increased by [***] percent ([***]%) for each [***] percent ([***]%) increment (or portions thereof) that the actual Transaction volume exceeds the Guaranteed Transaction Volume.

  6. HARDWARE CAPACITY

  (a) Unless otherwise agreed by both parties, Orbitz will provide performance monitoring and capacity planning aimed at keeping sustained hardware loads at or below [***]% of capacity based the Expected Transaction Volume.

7.   ESCALATION FOR CASES OF HOSTING FAILURE

     (a) In the event the Orbitz Software is not accessible or operational for any consecutive [***]-hour period, or for a cumulative total of [***] hours or more in any [***]-hour period, AA may, in its sole discretion, send its employees and/or consultants to the physical facilities at which the Orbitz Software is hosted to assist with the problem resolution. Orbitz will cooperate

                                 Exhibit F - iv
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                                                                        08/28/01

with AA in implementing any technical or business solutions jointly deemed advisable to rectify the outage.

     (b) Orbitz has provided AA with a copy of its disaster recovery plan attached hereto as ("Disaster Recovery Plan") containing arrangements for restoration and continued provision of Hosting Services in the event of a disaster or Force Majeure event, which plan takes effect from the Launch Date. Orbitz agrees to maintain, at a minimum, the provisions included in such Disaster Recovery Plan during the term of the Agreement. In the event that the Orbitz Software is not accessible or operational for a [***]-hour period AA may require Orbitz to enact the Disaster Recovery Plan.

8.   EQUIVALENT SERVICES

     In addition to the specific Service Levels specified above, during the term of this Agreement:

     (a) Orbitz will provide AA with Monthly System Availability Commitment that is equivalent to or better than that provided to any Competitor using the Orbitz Software in a substantially similar manner, to be effective as of the date of the other Competitor's agreement.

     (b) Orbitz will provide AA with System Response Time Commitment that is equivalent to or better than that provided to any Competitor using the Orbitz Software in a substantially similar manner, to be effective as the of date of the other Competitor's agreement.

                               B. SUPPORT SERVICES

1.   SERVICE DESCRIPTION

     (a) First Level Support. AA shall be responsible for providing all 1st level support to consumers using the Software for purposes of investigating or booking travel and travel related services. AA shall be responsible for determining if any of AA's own software, hardware, backend systems, middleware or systems are responsible for any consumer problems or error reports prior to contacting Orbitz.

     (b) Second Level Support. Orbitz shall be responsible for providing all 2nd level support. This refers to the support provided for facilities management, maintenance and hosting services required to operate the Orbitz Software.

     (c) Third Level Support. Orbitz shall be responsible for providing all 3rd level support. This refers to the support provided for Software modifications or functionality issues.

     (d) AA Single Point of Contact (SPOC). AA will provide a SPOC for Orbitz to contact in the case of outage or downtime or status change. The AA SPOC will be available twenty-four hours, seven days per week by phone and/or pager. AA will also provide escalation procedures should the AA SPOC be unavailable.

     (e) Orbitz Single Point of Contact (SPOC). Orbitz will provide a SPOC for AA to contact in the case of outage or downtime. The SPOC will be available twenty-four hours, seven days per week by phone and/or pager. Orbitz will also provide escalation procedures should the Orbitz SPOC be unavailable.

     (f) Trouble Ticket. Orbitz will create a Trouble Ticket in response to system abnormalities. Each Trouble Ticket shall contain:

            (i)     Trouble Ticket reference number.

                                  Exhibit F - v
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                                                                        08/28/01

            (ii) A description of the problem or interruption or degradation of the Hosting and Support Services, (each a "Service Problem") sufficient to assign a severity level and initiate an investigation of the Service Problem.
            (iii) A description of any actions taken by AA to correct the reported Service Problem.
            (iv)    The time and date of the call.
            (v)     Source of Service Problem report
            (vi) An initial severity level designation assigned by Orbitz based upon agreed upon Severity Level Definitions

     (g) Resolution Categories. For each Trouble Ticket, Orbitz will assign a resolution category for its internal tracking purposes. Initial problem categories are as follows:

     CODE CHANGE: revised source code is required and a patch kit will be made available to AA.

     DUPLICATE: the problem is a duplicate of an existing one.

     DOCUMENTATION: the relevant Documentation is in error and no source code change is needed.

     USE: the problem was caused by incorrect usage.

     PERMANENT RESTRICTION: the problem can be traced to a problem in the Orbitz Software that cannot be corrected in this version.

     SUGGESTION: the Orbitz Software is operating to specification and the reported problem is an enhancement or a (non-compliant) suggested change.

     CONFIGURATION: the problem has been caused by use of the Orbitz Software on an unsupported or invalid configuration.

     THIRD PARTY ERROR: the Orbitz Software is operating to specification and the reported problem is due to an uplink error and/or 3rd party outside of Orbitz's direct control.

     (f) Severity Level Classification. The severity level of each reported problem will be classified in accordance with the following definitions:

     SEVERITY LEVEL                        DESCRIPTION                                         SERVICE LEVEL
           1               Critical Impact. The problem or defect in the Orbitz          Notification within [***]
                      Software cannot be reasonably circumvented, rendering         minutes; commitment to identify
                      the Orbitz Software unusable                                  and implement steps to fix within
                                                                                    [***] hours

           2               High Impact.  As mutually agreed to by                        Notification within [***] hour;
                      the parties for each reported problem:  An                    commitment to identify and
                      error or defect in the Orbitz Software has                    implement steps to fix within [***]
                      caused incorrect results; and/or System Response Time         hours, with hourly updates
                      greater than 3 times the agreed upon System Response Time
                      Commitment; and/or a specific function has been
                      interrupted, significantly restricting the use of the
                      Orbitz Software, but not rendering the Orbitz Software
                      unusable

                                  Exhibit F - vi
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           3               Moderate Impact.  An error or defect in the Orbitz            Notification within [***]
                      Software that has caused unexpected behavior or a minor       business day; commitment to
                      error where use of the Orbitz Software is not                 identify and implement steps to
                      interrupted, but unexpected results have occurred.            fix within [***] business days,
                                                                                    with daily updates

           4               Low Impact or Request for Enhancement.  The parties           As mutually agreed.
                      agree that the problem encountered requires new
                      functionality or an enhancement to be added to the
                      existing Orbitz Software.

     (h)    Resolution by Orbitz.

            (i) Orbitz will use its commercially reasonable efforts to provide a Resolution to each problem, within the specified time periods below in not less than 90% of all reported cases for Severity Levels 1 and 2, and within 80% of all reported cases for Severity Level 3. The AA SPOC will use reasonable efforts to assist the Orbitz SPOC to resolve the problem if problem determination is unclear and impacts the resolution time frames noted.

            (ii) Orbitz will use commercially reasonable efforts to meet the resolution times (depending on the Severity Level) set forth above with respect to acknowledging, formulating an action plan and resolving such problems by contacting the AA SPOC through e-mail, telephone, fax or other reliable means of communication. Orbitz will maintain a log of all incoming problems for tracking purposes. Orbitz will contact the AA SPOC as soon as Orbitz discovers that a problem cannot be resolved in the specified time period.

            (iii) In the event that Orbitz reasonably determines that the problem is not an error in or problem with the Orbitz Software, Orbitz will promptly notify the AA SPOC with a detailed explanation. In the event that Orbitz provides such notice, but the AA SPOC continues to request that Orbitz remedy the problem, Orbitz may charge AA for such requests.

2.   NOTIFICATION BY ORBITZ

     (a) Orbitz will notify AA of (i) any known Orbitz Software or hosted system errors; (ii) communications failures from Orbitz to the SABRE host;
(iii) availability of the SABRE Gateway, SABRE Host, and SABRE products called by the Orbitz booking engine within the time frames set forth in Section B(1)(g) of this Exhibit, depending on the Severity level of such problem. The parties agree that Orbitz does not have responsibility for resolving the SABRE specific problems; however, Orbitz has the responsibility for communicating this information to AA as specified above. For [***] that Orbitz fails to provide such notification as specified herein for Severity Level 1 and Severity Level 2 problems within Orbitz's control, AA may receive a credit of $[***] ("Notification Credit"), subject to the limitation set forth in Section C(2) of this Exhibit.

3.   ESCALATION

                                 Exhibit F - vii
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     (a) In the event that a Severity 1 or Severity 2 defect or problem is not resolved within the response time listed above, such defect or problem will be reported to the applicable Project Managers. If the Project Managers cannot agree on a resolution and defect remains unresolved for [***] hours, the defect will be reported to the Relationship Managers. If the defect remains unresolved for an additional [***] hours, the Relationship Managers will call an emergency meeting and AA may receive a credit of $[***] ("Service Resolution Credit"), subject to the limitation set forth in Section C(2) of this Exhibit.

4.   REPORTING

     (a) Orbitz will calculate System Availability Credits, System Response Time Credits, Service Resolution Credits and Notification Credits (whether or not such calculations result in a Credit due AA) and provide a report of the results to AA (the "System Availability and Performance Report") within 15 days after the end of each month.

     I.     C. TERMINATION OPTION AND LIMITATION OF REMEDIES

1.   TERMINATION OPTION

     In the event (a) of a Material Service Level Failure, or (b) that AA is entitled to receive System Response Time Credits for any [***] months during a Service Level Period, AA may terminate this Agreement for cause and without penalty upon thirty (30) days written notice. Such termination will be AA's sole and exclusive remedy for a Material Service Level Failure or Orbitz's failure to maintain System Response Time.

2.   LIMITATION OF REMEDIES

     In no event shall the total of System Availability Credits, System Response Time Credits, Service Resolution Credits and/or Notification Credits (individually and collectively, a "Credit") due AA during any month exceed the value of [***] percent ([***]%) of the Fixed License and Hosting Fee for such month. Further, in no event shall the total of Credits due AA during any Service Level Period exceed the value of [***] percent ([***]%) of the Fixed License and Hosting Fee during that Service Level Period. Each such Credit owed AA will be calculated within 15 days after each month of the Service Level Period and applied to the next invoice or scheduled payment or, if there is no subsequent installment due, Orbitz will refund to AA the amount of such Hosting Credits that have not been applied to invoices.

3.   EARNBACK.

     Orbitz shall have the earnback opportunity with respect to Credits paid or owed to American pursuant to this Exhibit, as follows:

     Within 30 days after each Service Level Period, Orbitz shall report on each performance

                                Exhibit F - viii
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obligation for which there was a Credit. If Orbitz achieved a yearly performance average that was greater than or equal to the agreed upon performance obligation, Orbitz shall be refunded (or relieved from paying, as the case may be) the amount of Credit formerly paid (or owed) for such performance obligation.

                                 Exhibit F - ix

                            ATTACHMENT 1 TO EXHIBIT F

ORBITZ HIGH AVAILABILITY BOOKING ENGINE

SUMMARY

To provide business continuity in event of a complete or partial data center disaster Orbitz will run the AA.com booking engine in two data centers simultaneously in the active-active configuration. Figure 1 provides a high level overview of the solution.

CAPACITY, PERFORMANCE & CONNECTIVITY

SERVER CAPACITY - Server capacity will be provided in each site to accommodate the full projected transaction volumes. Component redundancy within each site will also be maintained to ensure uninterrupted service. These improvements can be accomplished within the cost structure of the original proposal due to the reduction in scale of the staging environment. Assets originally dedicated to a "production-scale" staging environment will be used to provide the incremental capacity necessary to accommodate running two sites.

SABRE CONNECTIVITY - The additional Sabre connectivity required in the event of a disaster will be provided via cost effective stand-by T1s.

FRONT END TO BOOKING ENGINE CONNECTIVITY - There will be incremental costs associated with connecting the AA.com front end application data center to two booking engine sites. These costs are borne by AA and estimated to be 1.5 times the cost to connect to a single booking engine site. Although twice as many circuits will be required between the Exodus data centers, the traffic sent over any one circuit will be reduced to half the traffic for a single site scenario.

OPERATIONS

SITE OPERATIONS - The data centers will continue to be operated from a single location at the Orbitz Network Operations Center (NOC) in Chicago. In the event of a catastrophic event at the NOC location, the service can be monitored and operated from either of the data center locations.

LOG FILE CONSOLIDATION - Log files between the two booking sites will be consolidated on an hourly basis for troubleshooting, reporting and accounting purposes.

FUTURE CONSIDERATIONS

Orbitz currently has facilities in two Exodus data centers in the Chicagoland area (Oakbrook and Elk Grove Village). AA will be included in Orbitz's future plans to enhance both geographic diversity of the data centers and vendor diversity in providers. AA will be migrated along with Orbitz in any future plans if the costs remain the same for enhancing the geographic and vendor diversity.


                            Attachment 1 to Exhibit F

                                     Page i

                                [STRUCTURE CHART]

                            Attachment 1 to Exhibit F

                                     Page ii

                                    EXHIBIT G

                             NONDISCLOSURE AGREEMENT

1. CONFIDENTIAL INFORMATION. "Confidential Information" is defined as any information of either party hereto (the "Disclosing Party"), disclosed in writing or verbally to, or observed by the other party (the "Receiving Party") in connection with or as a result of discussions between AA and Orbitz, and which is at the time of disclosure is either (a) marked as being "Confidential" or "Proprietary", (b) otherwise reasonably identifiable as the confidential information of the Disclosing Party, or (c) under the circumstances of disclosure should reasonably be considered as confidential information of the Disclosing Party. AA's Confidential Information may include, but is not limited to its product requirements, business plans and forecasts, customer data, and similar information of itself, its affiliates and their customers. Orbitz's Confidential Information may include, but is not limited to its product plans, specifications, and pricing.

2. RESTRICTIONS ON DISCLOSURE AND USE. Unless expressly authorized in writing by the Disclosing Party, the Receiving Party agrees to retain the Confidential Information in confidence and shall not copy or disclose the Confidential Information to, or use the Confidential Information for, the benefit of any third party, except as follows. Confidential Information may be disclosed on a need to know basis to the Receiving Party's employees, affiliates, and independent contractors who are parties to a written agreement with the Receiving Party which prohibits the disclosure of Confidential Information, and limits its use to the benefit of the Receiving Party and its affiliates.

3. EXCLUSIONS. Notwithstanding any other provisions of this Agreement, each party acknowledges that Confidential Information shall not include any information which;

     (a) Is or becomes publicly known through no wrongful act of the Receiving Party;

     (b) Is at the time of disclosure, already known to the Receiving Party without restriction on use or disclosure and was not obtained from the Disclosing Party or its contractors; or

     (c) Is independently developed by the Receiving Party without breach of this Agreement.

4. RELIEF FROM OBLIGATIONS. Either party will be relieved of its confidentiality obligations hereunder if and to the extent that Confidential Information:

   (a) Is disclosed pursuant to the lawful requirement of a governmental agency, or disclosure is required by operation of law, provided that the party making the disclosure has given timely notice to the Disclosing Party and the Disclosing Party has been permitted at its expense to interpose objections, defenses or obtain a protective order limiting disclosure and use of the information; or

     (b) Is explicitly approved for release by written authorization of the Disclosing Party.

5. OWNERSHIP OF CONFIDENTIAL INFORMATION. No license, express or implied, in the Confidential Information is granted to either party other than to use the information in the manner and to the extent authorized by this Agreement. Each party shall retain the title and full ownership rights to their respective Confidential Information. Each party agrees that upon the request of the Disclosing Party, it shall return to the Disclosing Party all tangible copies of the Confidential Information in such party's possession.


                                   Exhibit G-i

                                    EXHIBIT H
                                ESCROW AGREEMENT

         To be attached upon execution per Section 10.1 of the Agreement.




                                   Exhibit H-i